Exhibit 10.21

Offer Letter between the Registrant and Michael J. Wallrich, dated October 22, 2004

Michael J. Wallrich

October 22, 2004

Dear Mike,

Pegasystems is pleased to offer you the position of Senior Vice President, Global Sales, reporting directly to Henry Ancona, President and COO in our Cambridge office. In this key position, you will be traveling approximately 67% of your time. This offer is subject to the completion of satisfactory reference and background checks, and successful meetings with our North America and European Sales Vice Presidents: John Barone and David Wells.

Your starting salary for this position will be paid semi-monthly at a rate of $10,417 at the annualized rate of $250,000 per year. You will also be eligible to participate in our Corporate Incentive Plan with total target earnings (base and incentive) at a rate of $440,000, prorated for this year. The details of this plan will be outlined during your first week of employment.

Pegasystems will cover the cost of out-of-pocket relocation expenses from Illinois to Boston. Specifically, this includes transportation and the storage of household goods, and one or two house-hunting trips for you and your family. Company paid relocation payments, both tax deductible and non-tax deductible, will be capped at $50,000. Pegasystems will also provide a monthly reimbursement up to $2,000 to defray the cost of local housing through June of 2005.

If your employment with Pegasystems is terminated for any reason other than resignation or cause, you will receive a severance package equaling six months of your base salary. Under these same conditions, you will also be eligible for a return to Illinois relocation reimbursement of up to $50,000.

In addition, you will be granted an option to purchase 140,000 shares of Pegasystems’ common stock pursuant to our Long-Term Incentive Plan. These terms, which become effective on your date of hire, will be conveyed to you in a separate document after you become a Pegasystems employee. A synopsis of our plan is also enclosed.

You will have the option to elect individual or family coverage in our medical and/or dental plans. In addition, we offer a tuition reimbursement program, a 401(k) plan, and child care reimbursement accounts, which enable you to pay for dependent childcare expenses with pre-tax dollars. The company will also provide you with short-term disability, long-term disability, and life insurance coverage. You will accrue paid time off in accordance with Pegasystems’ Paid Time Off Policy. This includes twenty days of vacation per year along with 10 paid Holidays plus 1 paid Personal Day per year. Your vacation and holidays are prorated during your first year of employment. A summary of these benefits is included for your convenience.

This offer of employment is not a contract, and Pegasystems reserves its rights as an employer at will. Thus, either you or Pegasystems may terminate employment at anytime. We would like you to begin working as a Pegasystems employee on a full-time basis on November 15, 2004. At that time, as a condition of employment, you will be required to sign our Standards Letter, enclosed, as well as provide us with proper employment authorization. Please note that as a requirement to work in the United States, you must complete the Employment Eligibility Verification (I-9) form and bring with you the required supporting documentation (i.e. driver’s license and social security card; U.S. passport; appropriate work visa, etc.). Also, we would appreciate a written response no later than October 25, 2004. Please send or fax your response to our Cambridge office in care of Tom Sullivan, Global Recruitment Manager. The fax number is 617-494- 5581.

We are all delighted that you are joining our staff, and are very excited at the prospect of you working with us!

Sincerely,

/S/ CARMELINA PROCACCINI
Carmelina Procaccini Vice President, Human Resources

I accept the terms of this offer letter and will begin work at Pegasystems on November 15, 2004.

/S/ MICHAEL J. WALLRICH	10/26/2004
Michael J. Wallrich	Date